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                                                                   EXHIBIT 10.44

                             RESIGNATION AGREEMENT

This Agreement is made this 26th day of February, 1997, by and between The Sled Dogs Company, a Colorado corporation (the "Company"), and Mary L. Horwath ("Horwath").

                                   WITNESSETH

     WHEREAS, Horwath is serving as the Chief Operating Officer of the Company and as a Director of the Company; and

     WHEREAS, Horwath has decided to resign as an Officer and Director of the Company; and

     WHEREAS, the Company and Horwath desire to resolve any possible or potential issues in dispute between them in connection with Horwath's resignation; and

     WHEREAS, the Company and Horwath desire to set forth their agreement with respect to certain matters in connection with Horwath's resignation;

     NOW, THEREFORE, in consideration of the premises and the mutual promises and covenants contained in this Agreement, the Company and Horwath hereby agree as follows:

     1. Resignation.  Effective on the opening of business on the date hereof,
(a) Horwath hereby resigns from her positions as Chief Operating Officer and Director, and all other positions which she may hold, in the Company, and (b) that certain Employment Agreement, dated January 1, 1994, by and between Horwath and the Company, as amended on October 31, 1995 (the "Employment Agreement"), shall be null and void and of no further force and effect. In consideration of the benefits provided hereunder, and (c) Horwath hereby unconditionally and irrevocably waives any rights to any compensation under the Employment Agreement, including, without limitation, any payments upon termination of employment, and (d) the Company hereby unconditionally and irrevocably waives its rights to enforce any provisions of the Employment Agreement, including, without limitation, the restrictions on competition.

     2. Options. Subject to Section 16 hereof, effective on the date hereof the Company shall reprice all of the stock options currently granted to Horwath, which the parties agree is 485,000, at an exercise price of $.50 per share, and will, upon delivery to the Company of option certificates representing the said 485,000 options, reissue new certificates to Horwath, representing such new options, which shall be fully vested and exercisable on the sixteenth day after the date hereof, for a term of five years from the date hereof.

     3. Vacations and Benefits. The Company shall pay Horwath for three weeks of accumulated vacation. The Company will offer Horwath the option of continuing her medical benefits, as required by the Consolidated Omnibus Budget Reconciliation Act of 1986, as amended, at Horwath's expense; provided, however, that the foregoing obligation shall terminate on the earlier of (a) the date on which Horwath accepts full-time employment, or (b) two years




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from the date hereof.  The Company shall also reimburse Horwath for any legitimate business expenses incurred by her prior to the date hereof, upon presentation of appropriate documentation therefor. The parties acknowledge that such expenses do not exceed $500.00.

     4.    Restrictive Covenants.

           (a) For a period of twelve months from the date hereof, Horwath shall not engage, either directly or indirectly, as a proprietor, partner, employee, officer, director, consultant, shareholder, joint venturer, member, governor, in any business or in any activities in competition with the business of the Company. A business or activity shall be deemed to be "in competition with the business of the Company" only if it directly relates to the sport of snow skating. The restriction contained in this subsection shall not prohibit Horwath from becoming involved with a sporting goods or other enterprise which enters the snow skate business, so long as none of Horwath's activities for such enterprise are related thereto.

           (b) For a period of twelve months from the date hereof, Horwath shall not solicit any person who is then employed by or otherwise engaged to perform services for the Company, or is a customer or supplier of the Company, to terminate such person's relationship with the Company, or interfere with the Company's relationship with any such person.

           (c) Horwath shall not communicate to any person, firm or entity, or use for her own benefit, any confidential information which she may have acquired with respect to the business of the Company. "Confidential information" means any information not generally known and proprietary to the Company and includes, without limiting the generality of the foregoing, trade secrets, inventions and information pertaining to research, development, manufacturing, manufacturing methods, manufacturing processes, techniques, engineering, purchasing, marketing, selling, accounting, customers, prices and licensing. Such confidential information may be contained in the Company's development plans, business plans, proposed new products, product designs, marketing plans or proposals, customer lists, the particular needs and requirements of customers and the identify of customers and potential customers. Such information shall be treated as confidential information irrespective of its source.

           (d) Horwath shall not remove any files, documents or any other property of the Company (regardless of the medium) relating to the business of the Company or constituting confidential information from the Company's place of business and shall return to the Company all such items which are in her personal possession or under her control. Horwath hereby represents that she either has not removed any such Company property or has returned any of the same.

      5. Indemnification. The Company shall maintain a policy of officer and director liability insurance, covering Horwath as an insured, for so long as it maintains such insurance for



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its then-existing officers and directors and such policy shall cover Horwath to the same extent as existing officers and directors are covered.

     6.    Acknowledgments.

           (a) Horwath acknowledges that (i) she has been informed of her right to consider this Agreement for twenty-one (21) days before signing this Agreement, insofar as it extends to potential claims under the Federal Age Discrimination in Employment Act (29 U.S.C. Section 621 et. seq.) and she hereby waives such right; and (ii) she has been informed of her right to rescind or revoke this Agreement under the Federal Age Discrimination in Employment Act within seven (7) calendar days following execution of this Agreement.

           (b) Horwath acknowledges that she has been informed of her right to rescind this Agreement, insofar as it extends to potential claims under the Minnesota Human Rights Act, Minnesota Statutes Chapter 363, which prohibits discrimination in employment on the basis of race, sex, age, national origin, disability, marital status, status with regard to public assistance and status for having served on a local or state commission, within fifteen (15) calendar days following the execution of this Agreement. This fifteen day time period encompasses the seven (7) day rescission or revocation period referenced above under the Federal Age Discrimination in Employment Act. Horwath understands that for any rescission to be effective she must comply with the terms of the Notice which appears after the signature page of this Agreement.

      7. Release by Horwath. In consideration of the faithful performance of this Agreement by the Company, Horwath hereby irrevocably and unconditionally releases, acquits and forever discharges the Company, its officers, directors, agents, employees, shareholders, partners, divisions, subsidiaries, successors and assigns, individually and in their representative capacities, and any entity affiliated with any of the foregoing, from any and all past or present, known or unknown claims, demands, obligations, actions, damages, expenses, and compensation of any nature and from whatever source, whether based in tort, contract, or any other theory of recovery, and whether for compensatory or punitive or other damages, which Horwath now has or which may hereafter accrue on account of or in any way growing out the employment relationship among the parties or her service as a director, the termination of employment, and the statements or actions of the Company, including, without limitation, claims arising under the Minnesota Human Rights Act, Minnesota Statutes Section 363 et. seq. (or all applicable provisions in the Minnesota Human Rights Act), claims arising under the Federal Age Discrimination in Employment Act, claims of violation of civil rights, discrimination, promissory estoppel, wrongful termination, or contract rights; provided, however, that this release shall not apply to (a) the executory provisions of this Agreement; (b) a third party action (including a shareholder or shareholder directive suit) relating to the operations, management or activities of the Company, in which Horwath in good faith believes that the Company or its other officers and directors may be liable, in which case, Horwath may proceed with an action which includes joinder of such persons, making such persons third party defendants, seeking indemnity or contribution from such persons, or seeking an apportionment of liability between or among herself


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and such persons; and (c) any claims by Horwath to indemnification arising out of her capacity as an officer, director, employee or agent of the Company pursuant to Minnesota Statutes, Section 302A.521.

     8. Release by the Company. In consideration of the faithful performance of this Agreement by Horwath, the Company hereby irrevocably and unconditionally releases, acquits and forever discharges Horwath, and her heirs and personal representatives from any and all past or present, known or unknown claims, demands, obligations, actions, damages, expenses, and compensation of any nature and from whatever source, whether based in tort, contract, or any other theory of recovery, and whether for compensatory or punitive or other damages, which the Company now has or which may hereafter accrue on account of or in any way growing out the employment relationship among the parties or her service as a director, the termination of employment, and her statements or actions; provided, however, that this release shall not apply to (a) the executory provisions of this Agreement; and (b) a third party action (including a shareholder or shareholder derivative suit) relating to the operations, management or activities of Horwath, in which the Company or its officers and directors in good faith believe that Horwath may be liable, in which case, the Company or such persons may proceed with an action which includes joinder of Horwath, making Horwath a third party defendant, seeking indemnity or contribution from Horwath, or seeking an apportionment of liability between or among such persons and Horwath.

     9. Press Release. The Company and Horwath have agreed on the wording of a press release regarding Horwath's resignation and on the statement the Company may make to prospective employers of Horwath. Such press release and statement are attached hereto as Exhibit 1 and the parties shall make no communication or press release, nor statement to prospective employers, other than as set forth as Exhibit 1.

     10. Future Statements. Horwath and the Company agree that they will not engage in speech or actions which are detrimental to the name and/or reputation of each other, nor make any disparaging comments concerning each other, including the products, plans and operations of the Company and the officers, directors, agents, employees, and shareholders of the Company, except that this provision shall have no effect in the event a party hereto is made the subject of any action commenced by the other party, its officers, directors, agents, employees or shareholders in the future.

     11. Confidentiality. Horwath and the Company agree that the terms and conditions of, and the consideration under, this Agreement shall be confidential and shall not be disclosed to third parties, subject to the following:

         a. A party's right to discuss this Agreement with her or its attorney, tax adviser, accountant and spouse;

         b. A party's right to make disclosure pursuant to any lawfully issued court order and as may be required by state or federal law or regulation, in which case the disclosing party shall notify the other promptly of such disclosure; and




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           c. A party's right to make disclosure in the event it is necessary to commence any action to force compliance with the terms of this Agreement or in the event a party is made a defendant in any action commenced by the other party, its directors, officers, employees, agents, or shareholders.

     12. Referrals of Mail and Telephone Calls. The Company shall promptly forward all mail received by the Company and addressed to Horwath to Horwath's home address. The Company shall immediately refer all telephone calls for Horwath that do not relate to the Company's business to Horwath's home telephone number or to such other number as Horwath may reasonably request.

     13. Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to their claims against each other, Horwath's employment relationship with the Company and her resignation from the Company and the parties agree that there were no inducements or representations leading to the execution hereof, except as herein stated. This Agreement may not be modified or amended except in a writing signed by Horwath and the Company.

     14. Minnesota Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Minnesota. In accordance with Minnesota Statues, Section 363.031, subd. 2, Horwath has been provided the notice appended to this Agreement on the last page.

     15. Effect. This Agreement shall be binding upon and inure to the benefit of each party and upon her or its heirs, administrators, representatives, executors, successors and assigns.

     16. Rescission. In the event this Agreement is rescinded pursuant to Minnesota Statutes, Section 363.031, subd. 2, as provided in the notice under this statute, this Agreement shall immediately terminate and shall be null and void and of no further force or effect. Without limiting the generality of the foregoing, in the event this Agreement is rescinded, the repricing of options as provided for in Section 2 hereof shall be null and void and said options shall revert to their original exercise prices.

     17. Remedies. The parties acknowledge that any breach of the covenants and agreements set forth herein would lead to irreparable injury which could not be satisfied solely by monetary damages. Accordingly, the parties agree that each party hereto may, in addition to pursuing any and all remedies provided by law, obtain equitable remedies, including the remedies of injunction and specific performance, to restrain or prevent any breach or threatened breach of the provisions of this Agreement. The parties further agree that no party seeking such remedy shall be required to post any bond.

     18. Consulting. Upon the request of the Company, Horwath shall provide consulting services to the Company, not to exceed ten hours per week for up to eight weeks, at hourly rates to be agreed upon by the Company and Horwath.



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     20. Severability. If any provision of this Agreement is found to be unenforceable, this shall not affect the other provisions, which are severable. Without limiting the generality of the foregoing, if any court of competent jurisdiction holds that any restriction in Sections 4(a) - (c) exceeds the limit of restrictions that are enforceable under applicable law, then the restriction will nevertheless apply to the maximum extent that is enforceable under applicable law.

     21. Representation. Horwath acknowledges that she has been represented by her own attorney in this matter and that she has had a full opportunity to consider this Agreement and the release contained herein.

     22. Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

     IN WITNESS WHEREOF, the parties have caused this Resignation Agreement to be executed on the day and year first above written.

                                    THE SLED DOGS COMPANY



                                    By ________________________________
                                         Kent Rodriguez
                                         Chairman of the Board



                                    ___________________________________
                                         Mary L. Horwath



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NOTICE UNDER MINNESOTA STATUTES. SECTION 363.031. SUBD. 2.

     You may rescind this Settlement Agreement for any reason within fifteen
(15) calendar days after you have signed it. To be effective, the rescission must be in writing and hand delivered or mailed to The Sled Dogs Company, 121 Third Avenue North, Suite 420, Minneapolis, MN 55401, Attention: Kent Rodriguez, within the fifteen (15) day period. If mailed, the rescission must be sent by certified mail, return receipt requested.



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                                   EXHIBIT 1

PRESS RELEASE


     THE SLED DOGS COMPANY ANNOUNCES MANAGEMENT CHANGES

     MINNEAPOLIS, Feb. 00, 1997--The Sled Dogs Company (Nasdaq: SNOW) announced today that John Sundet, the Company's President and Chief Executive Officer, and Mary Horwath, the Company's Chief Operating Officer, have both resigned as officers and members of the Company's Board of Directors, effective today, to pursue other interests. Kent Rodriguez, the Company's Chairman, stated: "Mr. Sundet and Ms. Horwath have laid the foundation for snow skating to become the next big winter sport. Our record breaking sales this season are a tribute to their accomplishments here. The main task now is to raise additional financing to ensure that the investment in that foundation delivers an attractive return. Peter Osberg, Vice President of Sales and Lisa Svac, Director of Marketing, have taken charge of the sales and marketing functions."

     The Sled Dogs Company markets, manufactures and distributes Sled Dogs brand show skates and related accessories and is pioneering snow skating as a new winter sport. The Sled Dogs Company has developed the world's first patented snow skate that integrates a comfortable, supportive boot and a unique replaceable base allowing the skate to glide over the snow. Snow skating is currently enjoyed at approximately 75 percent of all ski/snow areas across the country. In addition to its U.S. roots, Sled Dogs has distribution in Canada, Japan, Korea and Norway.


[FORWARD LOOKING STATEMENTS PARAGRAPH.]



STATEMENTS TO PROSPECTIVE EMPLOYERS:

     Mary Horwath was employed by The Sled Dogs Company in the position of Vice President, Marketing and Chief Operating Officer from January 1, 1994, through February 28, 1997. The Company issued a press release on February 28, 1997, which said [QUOTE FROM PRESS RELEASE].




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